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                                                                     EXHIBIT 3.5



        WHEREAS, it has come to the attention of the Board of Directors of the Corporation that there is an ambiguity in Section 3.2 of the Corporation's Bylaws;

        WHEREAS, the Board of Directors of the Corporation hereby finds, declares and determines that it is advisable to clarify the intent of Section
3.2 of the Corporation's Bylaws and to take such additional actions in connection with the foregoing as may be necessary or advisable.

        NOW, THEREFORE, BE IT RESOLVED that Section 3.2 of the Corporation's Bylaws be and hereby is amended to read in its entirety as follows:

        "3.2    Number; Qualification; Term of Office.  The Board shall
        initially consist of four members. Thereafter, the number of directors and the classes of directors shall be determined from time to time by the Board of Directors of the Corporation. Directors need not be stockholders. Each director shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal."

        FURTHER RESOLVED, that the Board of Directors hereby confirms that the current number of Members of the Board of Directors is thirteen and that the undersigned are the duly elected and acting members of the Board of Directors.